Exhibit 10.1

NOTE PURCHASE AGREEMENT
by and between
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED,
THE PURCHASERS NAMED HEREIN,
and, for limited purposes,
KOHLBERG KRAVIS ROBERTS & CO. L.P.
October 22, 2007

TABLE OF CONTENTS

1.	Definitions		1

2.	Authorization, Purchase and Sale of Notes		5
	2.1	Authorization, Purchase and Sale	6
	2.2	Closing	6

3.	Representations and Warranties of the Company		6
	3.1	Organization and Power	6
	3.2	Capitalization	6
	3.3	Authorization	7
	3.4	Valid Issuance	8
	3.5	No Conflict	8
	3.6	Consents	9
	3.7	SEC Reports; Financial Statements	9
	3.8	Absence of Litigation	10
	3.9	Compliance with Law	10
	3.10	Intellectual Property	10
	3.11	Employee Benefits	11
	3.12	Taxes	11
	3.13	NYSE	11
	3.14	Company Not an “Investment Company”	11
	3.15	General Solicitation; No Integration	11

4.	Representations and Warranties of Each Purchaser		12
	4.1	Organization	12
	4.2	Authorization	12
	4.3	No Conflict	12
	4.4	Consents	13
	4.5	Absence of Litigation	13
	4.6	Purchasers’ Financing	13
	4.7	Brokers	13
	4.8	Purchase Entirely for Own Account	13
	4.9	Investor Status	14
	4.10	Securities Not Registered	14

5.	Covenants		14
	5.1	HSR Approval	14
	5.2	Shares Issuable Upon Conversion	14
	5.3	PORTAL and CUSIPs	15
	5.4	Further Assurances	15
	5.5	Board of Directors Matters	16
	5.6	Standstill	17
	5.7	Use of Proceeds	19

6.	Conditions Precedent		20

	6.1	Conditions to the Obligation of the Purchasers to Consummate the Closing	20
	6.2	Conditions to the Obligation of the Company to Consummate the Closing	21

7.	Transfer of the Securities		21
	7.1	Transfer Restrictions	21

8.	Termination		23
	8.1	Conditions of Termination	23
	8.2	Effect of Termination	24

9.	Miscellaneous Provisions		24
	9.1	Public Statements or Releases	24
	9.2	Interpretation	24
	9.3	Notices	24
	9.4	Severability	26
	9.5	Governing Law	26
	9.6	Waiver	27
	9.7	Expenses; Indemnification	27
	9.8	Assignment	28
	9.9	Confidential Information	28
	9.10	Third Parties	29
	9.11	Counterparts	29
	9.12	Entire Agreement; Amendments	29
	9.13	Survival	29

Exhibits

Exhibit A	Purchasers
Exhibit B	Form of Indenture (including Form of Notes)
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Legal Opinion

- ii -

INDEX OF DEFINED TERMS

Affiliate	1
Affiliated Entity	1
Agreement	1
Bank Purchaser	1
Bank Purchaser Transfer Event	2
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Benefit Plan	2
Benefit Plans	2
Board Designee	16
Board Observer	17
Board of Directors	2
Call Option	7
Capitalization Date	7
Closing	6
Closing Date	6
Code	2
Common Stock	1
Company	1
Confidential Information	28
Confidentiality Agreement	29
Control	2
controlled by	2
controlling	2
Designee Termination Date	17
ERISA	2
Exchange Act	2
Financial Statements	10
GAAP	10
Governmental Entity	2
GSCP	2
HSR Act	3
Indemnified Persons	27
Indenture	1
Intellectual Property	11
KKR	1
KKR Purchaser	3
Law	9
Lien	9
Loss	27

Losses	27
Material Adverse Effect	3
Merger Agreement	4
Non-Investor Affiliates	20
Notes	1
NYSE	11
Own	4
Permitted Transfer	22
Person	4
PIA Funds	4
Policy Termination Date	4
Preferred Stock	7
Purchaser	1
Purchaser Adverse Effect	13
Purchasers	1
Registration Rights Agreement	21
Representatives	28
Restricted Period	22
Sarbanes-Oxley Act	10
SEC	9
SEC Reports	9
Securities	4
Securities Act	4
Security Agreements	4
Significant Subsidiary	4
Sponsor	1
Sponsor Purchasers	5
Sponsors	1
Standstill Termination Date	5
Subsidiary	5
Swap Agreements	5
Tax Returns	5
Taxes	5
Termination and Settlement Agreement	5
Third Party	19
Transaction Agreements	6
Transfer	22
Transfer Instruction	23
Trustee	6
under common control with	2
Voting Stock	6

- iii -

NOTE PURCHASE AGREEMENT
     NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of October 22, 2007, by and among HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), the PURCHASERS NAMED IN EXHIBIT A attached hereto (each, a “Purchaser” and collectively, the “Purchasers”) and, solely for purposes of Article 1, Sections 4.6, 5.5, 5.6 and 7.1 and Article 9 hereof, KOHLBERG KRAVIS ROBERTS & CO. L.P. (“KKR”) (each of KKR and GSCP (as defined below) may be hereinafter referred to as, a “Sponsor” and KKR and GSCP may be hereinafter referred to collectively, “Sponsors”).
     WHEREAS, the Company has authorized the issuance of up to $400 million aggregate principal amount of its 1.25% Convertible Senior Notes due 2012 (the “Notes”) to be issued in accordance with the terms and conditions of the Indenture for the Notes substantially in the form attached hereto as Exhibit B (the “Indenture”), which Notes shall be convertible in part into authorized but unissued shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”);
     WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and each Purchaser, severally, desires to purchase from the Company the aggregate principal amount of Notes as is set forth opposite its name in Exhibit A hereto;
     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, provided, that (i) with respect to KKR, each Affiliated Entity of KKR, each KKR Purchaser and each Affiliate of an Affiliated Entity or a KKR Purchaser shall be deemed (except as specifically provided in Section 5.6(f) and Section 7.1(c) hereof) to be an Affiliate of KKR; and (ii) with respect to GSCP, each Affiliated Entity of GSCP and each Affiliate of an Affiliated Entity of GSCP shall be deemed (except as specifically provided in Section 5.6(f)) to be an Affiliate of GSCP.
     “Affiliated Entity” shall mean with respect to a Sponsor, any investment fund or holding company formed for investment purposes that is primarily managed, advised or serviced by such Sponsor or by an Affiliate of such Sponsor.
     “Bank Purchasers” means, collectively, Citibank, N.A. and HSBC USA, Inc. (each, individually, a “Bank Purchaser”).
     “Bank Purchaser Transfer Event” shall mean, with respect to any Bank Purchaser, (i) an exercise of such Bank Purchaser’s rights under Section 6 of the Security Agreement between such Bank Purchaser and the KKR Purchaser, (ii) the occurrence of any Early Settlement Date pursuant to Section 5(b) of the Swap Agreement between such Bank Purchaser and the KKR

Purchaser or (iii) the occurrence of the Scheduled Termination Date under such Swap Agreement.
     “Beneficially Own,” “Beneficially Owned,” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.
     “Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.
     “Board of Directors” means the Board of Directors of the Company.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
     “Governmental Entity” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “GSCP means, collectively, GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore Fund, L.P. and GS Capital Partners VI Gmbh & Co. KG.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “KKR Purchaser” means KKR I-H Limited.
     “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, (1) has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole, or (2) that prevents or materially delays or materially impairs the ability of the Company to consummate the transactions contemplated by the Transaction Agreements, provided, however, that a Material Adverse Effect shall not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the consumer or professional audio, automotive audio, information, entertainment or infotainment industries, or the economy or the financial, credit or securities markets, in the United States or other countries in which the Company or its Subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of the Company or any of its Subsidiaries); (ii) reflecting or resulting from changes in Law or GAAP (or authoritative interpretations thereof); (iii) to the extent resulting from the determination of KHI Parent Inc. and KHI Merger Sub Inc. that they were not obligated to proceed with the merger under the Merger Agreement or any of the facts or circumstances underlying that decision, including any lawsuit related thereto (including the pending putative class action in the Federal District Court in the District of Columbia) or any loss or threatened loss of or adverse change or threatened adverse change in, in each case resulting therefrom, the relationship of the Company or its Subsidiaries with its customers, suppliers, employees, shareholders or others; (iv) resulting from actions of the Company or any of its Subsidiaries which a Sponsor or any of their Controlled Affiliates has expressly requested or to which a Sponsor or any of their Controlled Affiliates has expressly consented; (v) to the extent resulting from the announcement of the termination of the Merger Agreement, the purchase of the Notes pursuant to this Agreement, or the proposal thereof, or this Agreement or the Termination and Settlement Agreement and the transactions contemplated hereby or thereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationship of the Company or its Subsidiaries with its customers, suppliers, employees or others; (vi) resulting from changes in the market price or trading volume of the Company’s securities or from the failure of the Company to meet internal or public projections, forecasts or estimates provided that the exceptions in this clause (vi) are strictly limited to any such change or failure in and of itself and shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to, a Material Adverse Effect; or (vii) resulting from the suspension of trading in securities generally on the NYSE; except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole.
     “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 26, 2007, by and among KHI Parent Inc., KHI Merger Sub Inc. and the Company.
     “Own” in the context of Notes shall mean (i) the right to control the voting or direction of the voting of such Notes and (ii) bearing all or substantially all economic risk of loss or appreciation (less a fixed or floating interest rate return) in the value of, and any profit (less a fixed or floating interest rate return) derived from a transaction in, such Notes.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.
     “PIA Funds” means any fund or holding company formed for the purposes of making private equity investments and managed by the principal investment area of Goldman, Sachs & Co. (excluding any investment fund or holding company primarily in the business of acquiring mezzanine securities).
     “Policy Termination Date” means the first to occur of:
          (a) if a Designee Termination Date occurs as a result of the events described in clause (v) of the definition of Designee Termination Date, the date that is three months following the occurrence of such Designee Termination Date; and
          (b) if a Designee Termination Date occurs a result of anything other than the events described in clause (v) of the definition of Designee Termination Date, the later of (i) the date that is three months following such Designee Termination Date or (ii) the date of the resignation (other than the conditional resignation required pursuant to Section 5.5(a) hereof), retirement or removal of the Board Designee (or Board Observer, as the case may be) from the Board of Directors.
     “Securities” shall mean the Notes and the Common Stock or other securities issuable upon conversion of the Notes.
     “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
     “Security Agreement” means each Security Agreement contemplated to be entered into between the KKR Purchaser and each Bank Purchaser in connection with the transactions contemplated hereby, as may be amended from time to time (all such agreements are collectively referred to as “Security Agreements”).
     “Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X promulgated by the SEC (provided that for purposes of this definition, the references to “10%” in the definition of “significant subsidiary” in such Rule 1-02(w) shall be deemed to be references to “5%”).
     “Sponsor Purchasers” shall mean the KKR Purchaser and GSCP and, in each case, their Affiliates that acquire Beneficial Ownership of Securities in a Permitted Transfer.
     “Standstill Termination Date” means the date that is the earlier of (x) the date that is the fifth anniversary of the Closing Date, and (y) with respect to each Sponsor, the date that is three months following the date at which such Sponsor and its Affiliates cease to hold any Securities; provided, however, with respect to KKR and its Affiliates, if the Standstill Termination Date would otherwise occur and on such date there is a Board Designee or Board Observer on the Board of Directors, the Standstill Termination Date shall be the date that is three months following the date of the resignation (other than the conditional resignation required pursuant to

Section 5.5(a) hereof), retirement or removal of the Board Designee (or Board Observer, as the case may be) from the Board of Directors; provided, further, with respect to GSCP, for purposes of this definition Affiliates of GSCP will include only the PIA Funds and their Affiliates that acquire Beneficial Ownership of Securities in a Permitted Transfer.
     “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Swap Agreement” means each letter agreement of even date herewith referencing “Convertible Note Total Return Swap Transaction” between the KKR Purchaser and each Bank Purchaser, as may be amended from time to time (all such agreements are collectively referred to as “Swap Agreements”).
     “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.
     “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.
     “Termination and Settlement Agreement ” means the Termination and Settlement Agreement, dated as of the date hereof, by and among Harman International Industries, Incorporated, KHI Parent Inc., KHI Merger Sub Inc., KKR 2006 Fund, L.P., Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI GmbH & Co. KG, and GS Capital Partners VI Offshore Fund, L.P.
     “Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Indenture and the Notes.
     “Trustee” shall have the meaning ascribed thereto in the Indenture.
     “Voting Stock” means securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.
     2. Authorization, Purchase and Sale of Notes.

          2.1 Authorization, Purchase and Sale. The Company has authorized (i) the initial sale and issuance to the Purchasers of the Notes and (ii) the issuance of up to 4,629,640 shares of Common Stock to be issued upon the conversion of the Notes. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company the aggregate principal amount of Notes set forth opposite the name of such Purchaser under the heading “Principal Amount of Notes to be Purchased” on Exhibit A hereto, at a purchase price equal to the principal amount of Notes purchased.
          2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York on October 23, 2007 (the “Closing Date”). At the Closing, the aggregate principal amount of the Notes shall be reflected in one or more global notes representing the Notes and held by The Depository Trust Corporation or its nominee (or a custodian on its behalf) or if such global notes are not available as of the Closing, the Company shall deliver to each Purchaser one or more Note(s) in the aggregate principal amount as set forth opposite such Purchaser’s name on Exhibit A, in each case against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company.
     3. Representations and Warranties of the Company. Except as set forth in the SEC Reports (as defined herein), the Company hereby represents and warrants to each of the Purchasers as follows:
          3.1 Organization and Power.
               (a) Each of the Company and its Significant Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Significant Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
               (b) Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation (or other legal entity) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The organizational or governing documents of the Company and each of its Significant Subsidiaries are in full force and effect. Neither the Company nor any Significant Subsidiary is in violation of its organizational or governing documents.
     3.2 Capitalization.
               (a) As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 200,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), 500,000 of which have been designated as Series A Junior Participating Preferred Stock reserved for issuance in connection with the rights issued under the Company’s Rights Agreement, dated as of December 13, 1999, as amended, by and between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent. As of the close of business on October 18, 2007 (the “Capitalization Date”), (i) 65,250,651 shares of Common Stock were issued and outstanding, including 76,579 shares of restricted Common Stock outstanding pursuant to awards granted under the Company’s Benefit Plans, (ii) 18,198,082 shares of Common Stock were held by the Company in its treasury, (iii) (A) there were 2,967,068 shares of Common Stock underlying outstanding options to acquire shares of Common Stock, such outstanding options having a weighted average exercise price as of the Capitalization Date of $59.25, (B) there were 25,000 shares of Common Stock underlying outstanding restricted stock units in respect of shares of Common Stock and (C) 3,397,044 additional shares of Common Stock were reserved for issuance for future grants pursuant to the Company’s Benefit Plans and (iv) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Common Stock, and all shares of Common Stock reserved for issuance as noted in clause (iii) of the foregoing sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights. Since the Capitalization Date through the date hereof, (i) the Company has only issued options or other rights to acquire Common Stock in the ordinary course of business consistent with past practice or pursuant to the Call Option and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options and other rights to purchase Common Stock. No Subsidiary of the Company owns any Common Stock.
               (b) As of the date of this Agreement, except as set forth in Section 3.2(a), except for certain option arrangements that may be entered into in connection with the transactions contemplated hereby (the “Call Option”), and except pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.
               (c) Except as set forth in the Transaction Agreements and the Call Option, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.
          3.3 Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this

Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Registration Rights Agreement and the Indenture will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, an implied covenant of good faith and fair dealing or, with respect to the Registration Rights Agreement, provisions (A) relating to indemnification, contribution or exculpation that may be violative of the public policy underlying any Law or (B) that impose payment obligations at a rate or in an amount that a court determines in the circumstances under applicable Law to be commercially unreasonable or a penalty or a forfeiture (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          3.4 Valid Issuance. The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. At or prior to the Closing, the Company will have available for issuance the Common Stock initially issuable upon conversion of the Notes without giving effect to any anti-dilution provisions contained in the Indenture. The Common Stock to be issued upon conversion of the Notes has been duly authorized, and upon conversion of the Notes and issuance all such Common Stock will be validly issued, fully paid and nonassessable. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Notes will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States. Except for a Form 8-K not timely filed as previously disclosed to KKR, the Company would be a Well-Known Seasoned Issuer (as defined in the Registration Rights Agreement) as of the date hereof and would be eligible to file as of the date hereof a registration statement on Form S-3 under the Securities Act.
          3.5 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of the Company, (ii) except for the Merger Agreement, which is being terminated concurrently with the execution hereof, result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, assets or rights of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable federal, state, local or foreign or provincial law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.
          3.6 Consents. All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes and the issuance of the Common Stock upon conversion of the Notes in accordance with their terms have been obtained or made, other than (i) the expiration or termination of any applicable waiting periods under the HSR Act or any foreign antitrust requirements in connection with the issuance of Common Stock upon conversion of the Notes, (ii) those to be obtained, in connection with the registration of Securities under the Registration Rights Agreement, under the applicable requirements of the Securities Act and Exchange Act and any related filings and approvals under applicable state securities laws, and (iii) such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.
          3.7 SEC Reports; Financial Statements.
               (a) Except for a Form 8-K as previously disclosed to KKR, the Company has timely filed all forms, documents, statements and reports required to be filed by it with the Securities and Exchange Commission (the “SEC”) since July 1, 2005 (the forms, documents, statements and reports filed with the SEC since July 1, 2005, including any amendments thereto, the “SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date hereof, as of the date of the last such amendment or superseding filing prior to the date hereof, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the SEC Reports so filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Report has been amended or superseded by a later SEC Report filed prior to the date hereof. No Subsidiary of the Company is subject to individual periodic reporting requirements of the Exchange Act.
               (b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the SEC Reports (collectively, the “Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).
               (c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2007 (or the notes thereto) included in the SEC Reports filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2007, (iii) liabilities of any nature, whether or not accrued, contingent or otherwise related to or arising from the negotiation, execution and performance of the Merger Agreement, the Termination and Settlement Agreement, this Agreement and the transactions contemplated hereby and thereby, (iv) liabilities of a nature not required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or the notes thereto pursuant to any Contract or similar arrangement binding on the Company or any of its Subsidiaries, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise and whether due or to become due, that would, individually or in the aggregate, have a Material Adverse Effect.
          3.8 Absence of Litigation. Except as previously disclosed to KKR, there are no (i) investigations or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) actions, suits, arbitrations, claims or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity, or (iii) orders, judgments or decrees of any Governmental Entity against the Company or any of its Subsidiaries, which, in the case of clauses (i) or (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect, provided, however, that the Company makes no representation or warranty with respect to pending or threatened litigation relating to the negotiation, execution and performance of the Merger Agreement, the Termination and Settlement Agreement, this Agreement and the transactions contemplated hereby and thereby.
          3.9 Compliance with Law. The Company and each of its Subsidiaries is in compliance with and is not in default under or in violation of any Laws, except where such non-compliance, default or violation would not, individually or in the aggregate, have a Material Adverse Effect.
          3.10 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, software, patents or other intellectual property, and all applications and registrations used in their respective businesses as currently conducted (collectively, the “Intellectual Property”), free and clear of all Liens. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened in writing claims by any person alleging infringement by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries; (ii) the conduct of the business of the Company and its Subsidiaries does not infringe or violate any intellectual property rights of any Person; (iii) to the knowledge of the Company, no Person is infringing any Intellectual Property of the Company or any of its Subsidiaries; (iv) the Company takes reasonable actions to protect its Intellectual Property, its ownership of proprietary Intellectual Property and the security of its software, systems and networks; and (v) the patents and registered Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable.
          3.11 Employee Benefits. Except as would not result in a Material Adverse Effect and except for claims, pending, threatened or otherwise relating to the negotiation, execution and performance of the Merger Agreement, the Termination and Settlement Agreement, this Agreement and the transactions contemplated hereby or thereby, each Benefit Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Neither the Company nor any of its Subsidiaries is subject to a dispute, strike or work stoppage except as would not, individually or in the aggregate, have a Material Adverse Effect.
          3.12 Taxes. The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes required to have been paid by any of them, except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          3.13 NYSE. Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange (“NYSE”), and the Company has no action pending to terminate the registration of the Common Stock under the Exchange Act or delist the Common Stock from NYSE, nor has the Company received any notification that the SEC or the NYSE is currently contemplating terminating such registration or listing.
          3.14 Company Not an “Investment Company”. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended. The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of, and required to be registered under, the Investment Company Act of 1940, as amended.
          3.15 General Solicitation; No Integration. Neither the Company nor any other Person authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.
     4. Representations and Warranties of Each Purchaser. KKR with regard to the KKR Purchaser and each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:
          4.1 Organization. Such Purchaser is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
          4.2 Authorization. Such Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of such Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Upon their respective execution by such Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements to which such Purchaser will be a party will constitute a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or fraudulent conveyance and similar laws relating to or affecting creditors generally or by general equity principles, an implied covenant of good faith and fair dealing or, with respect to the Registration Rights Agreement, provisions (A) relating to indemnification, contribution or exculpation that may be violative of the public policy underlying any Law or (B) that impose payment obligations at a rate or in an amount that a court determines in the circumstances under applicable Law to be commercially unreasonable or a penalty or a forfeiture (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements by such Purchaser, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of such Purchaser, (ii) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, purchase or sale order, instrument, permit, concession, franchise, right or license binding upon such Purchase or result in the creation of any Lien upon any of the properties, assets or rights of such Purchaser, or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of such Purchaser to perform its obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).
          4.4 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Common Stock upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated herein have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any foreign antitrust requirements in connection with the issuance of Common Stock upon conversion of the Notes, (ii) those to be obtained, in connection with the registration of Securities under the Registration Rights Agreement, under the applicable requirements of the Securities Act and Exchange Act and any related filings and approvals under applicable state securities laws, and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.
          4.5 Absence of Litigation. Except as previously disclosed to the Company and that may result from the announcement of the transactions contemplated by the Transaction Agreements or the proposal thereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of such Purchaser, threatened against such Purchaser that would, individually or in the aggregate, reasonably be expected to have a Purchaser Adverse Effect. Neither such Purchaser nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, individually or in the aggregate, have a Purchaser Adverse Effect.
          4.6 Purchasers’ Financing. At the Closing, such Purchaser will have all funds necessary to pay to the Company the purchase price for the Notes being purchased by such Purchaser hereby in immediately available funds.
          4.7 Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 9.7 hereof).
          4.8 Purchase Entirely for Own Account. Such Purchaser is acquiring the Securities for its own account, except as contemplated by the Swap Agreements and the Security Agreements, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. Except as contemplated by the Swap Agreements and the Security Agreements, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

          4.9 Investor Status. Such Purchaser certifies and represents to the Company that such Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser’s financial condition is such that it is able to bear the risk of holding the Notes for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment (except in the case of the Bank Purchasers who are purchasing the Notes to be purchased by them hereunder for the account of and at the request of the KKR Purchaser and for the purpose of entering into the transactions contemplated by the Swap Agreements and the Security Agreements) and has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company.
          4.10 Securities Not Registered. Such Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
     5. Covenants.
          5.1 HSR Approval. The Company and the Sponsor Purchasers acknowledge that one or more filings under the HSR Act may be necessary in connection with the issuance of shares of Common Stock upon conversion of the Notes. The Sponsor Purchasers shall be solely responsible for determining whether any filings under the HSR Act or any foreign antitrust requirements may be necessary in connection with any conversion of Notes held by them and will promptly notify the Company if any such filing is required. To the extent required, the Company will cooperate with the applicable Sponsor Purchaser(s) in making any required filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of shares of Common Stock upon conversion of Notes held by such Sponsor Purchaser(s) and the Company and the applicable Sponsor Purchaser(s) shall share equally in the payment of the filing fees associated with any such filings. For the avoidance of doubt, any delivery of shares of Common Stock upon conversion of the Notes shall be subject to the terms and conditions of the Indenture, including all such terms relating to compliance with the HSR Act or any foreign antitrust requirements.
          5.2 Shares Issuable Upon Conversion. The Company will at all times have and keep available for issuance such number of shares of Common Stock as shall be sufficient to permit the conversion of the Notes into Common Stock as provided for in the Notes and Indenture, including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination. The Company will cause any Common Stock issued upon conversion of the Notes to be listed with NYSE or such other stock exchange or quotation system on which the Common Stock may then be listed by the Company.

          5.3 PORTAL and CUSIPs. The Company will use its reasonable best efforts to (a) permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the NASD relating to the PORTAL Market as of the Closing or as promptly as practicable thereafter and (b) obtain all necessary Committee on Uniform Securities Identification Procedures numbers (CUSIP numbers) for the Notes required for creating a market in Notes traded pursuant to Rule 144A under the Securities Act or which are not “restricted securities” for purposes of Rule 144 under the Securities Act. Each Purchaser will provide all reasonable assistance and cooperation as may be requested by the Company to effectuate the intent and purposes of this Section 5.3. The Company will use its reasonable best efforts to cause all Notes Beneficially Owned by the Purchasers to be issued (at the Closing and, failing that, as promptly as practicable thereafter) as an interest in the IAI Global Note (as defined in the Indenture); provided, however, that to the extent permitted by the Depositary Trust Corporation and the registrar for the Notes, such ownership interest may be transferred into the Restricted Global Note (as defined in the Indenture).
          5.4 Further Assurances.
               (a) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.
               (b) Between the date hereof and the earlier of the Closing Date and the date of the termination of this Agreement in accordance with its terms, except as contemplated by Section 5.7 hereof, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Sponsors, which consent may not be unreasonably withheld: (i) adjust, split, combine, reclassify, redeem, repurchase or otherwise acquire any capital stock or other equity interests or rights or otherwise amend the terms of its capital stock or other equity interests or rights; (ii) make, declare or pay any dividend (other than the normal quarterly dividend consistent with past practice), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or other equity interests or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other equity interests, except in connection with exercises or similar transactions pursuant to the exercise of stock options or settlement of other awards or obligations outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof); or (iii) issue or sell any additional shares of capital stock or other equity interests, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock or other equity interests, except pursuant to the exercise of stock options or settlement of other awards outstanding as of the date hereof (or permitted hereunder to be granted after the date hereof) and in accordance with the terms of such instruments or as required under any Benefit Plan and except for the issuance of restricted stock, restricted stock units or options to purchase shares of Common Stock under the Company’s 2002 Stock Option and Incentive Plan with respect to an aggregate of 175,000 shares of Common Stock in connection with all such issuances of such equity-based awards.

          5.5 Board of Directors Matters.
               (a) KKR shall have the right to nominate, pursuant to the terms and subject to the conditions of this Section 5.5, one nominee to the Company’s Board of Directors (the “Board Designee”) for consideration by the Board of Directors (and the Nominating and Governance Committee of the Board of Directors), such consideration to include whether such nominee (i) is qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors and applicable legal, regulatory and stock market requirements and (ii) meets the independence requirements with respect to the NYSE Listed Company Manual or any successor thereto; provided that nothing contained herein shall require the Board of Directors to appoint such Board Designee to the Board of Directors. As of the date hereof, KKR has designated Brian Carroll as a nominee for the Board Designee, and the Company hereby acknowledges that said Board Designee meets the requirements set forth in clauses (i) and (ii) in the previous sentence of this Section 5.5(a). KKR will take all necessary action to cause any nominee for Board Designee to make himself or herself reasonably available for interviews, to consent to such reference and background checks or other investigations and to provide such information (including information necessary to determine the nominee’s independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors or its Nominating and Governance Committee may reasonably request. Provided that the Board Designee is then acceptable to the Board of Directors (including the Nominating and Governance Committee of the Board of Directors) in its good faith discretion, the Company’s Nominating and Governance Committee shall consider, consistent with its charter, the nomination of the Board Designee for election or re-election, as the case may be, as a director so long as the KKR Purchaser and its Affiliates, collectively, then Own at least $200 million principal amount of the Notes. It shall be a condition to the nomination for election or re-election of any Board Designee that such Board Designee tender a conditional resignation letter prior to his or her nomination for election or re-election to the Board of Directors providing such Board Designee’s irrevocable offer of resignation from the Board of Directors effective upon the Designee Termination Date.
               (b) The Board Designee (or Board Observer) shall be subject to the policies and requirements of the Company and its Board of Directors, including the Corporate Governance Guidelines of the Board of Directors, the Company’s Code of Ethics for Senior Executive and Financial Officers and Directors and the Code of Business Conduct for Employees in a manner consistent with the application of such policies and requirements to other members of the Board of Directors. To the same extent it indemnifies and provides insurance for the members of the Board of Directors pursuant to its organizational documents, applicable Law or otherwise, the Company shall indemnify the Board Designee (or Board Observer) and provide the Board Designee (or Board Observer) with director and officer insurance.
               (c) All obligations of the Company pursuant to this Section 5.5 (other than paragraph (b) of this Section 5.5) shall terminate upon the first to occur of: (i) such time as the KKR Purchaser and its Affiliates, collectively, do not Own at least $200 million principal amount of the Notes, (ii) the Company sells all or substantially all of its assets, (iii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock,

               (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, (v) KKR irrevocably waives and terminates all of its rights under this Section 5.5 (other than paragraph (b) of this Section 5.5), (vi) the Board Designee is removed from the Board of Directors for cause by the stockholders of the Company or (vii) the Company delivers written notice that KKR or the KKR Purchaser has breached the terms of Section 5.6 or Section 7.1 in any material respect and the KKR Purchaser does not cure any such breach within 10 days of such notice; provided that no cure period shall apply if such breach is of a nature which cannot be cured. The date of termination pursuant to this clause (c) of the obligations of the Company pursuant to this Section 5.5 is sometimes referred to herein as the “Designee Termination Date”.
               (d) Notwithstanding anything else contained in this Agreement to the contrary, if at any time following November 15, 2007 but prior to the Designee Termination Date, the Board Designee is not a member of the Board of Directors for any reason, the Board Designee shall instead be an observer at meetings of the Company’s Board of Directors (“Board Observer”). The Board Observer shall be entitled to attend all meetings of the Board of Directors and shall be furnished with all the information that members of the Board of Directors are furnished with respect to each meeting of the Board of Directors.
          5.6 Standstill.
               (a) Each Sponsor agrees that, until the Standstill Termination Date, without the prior consent of the Board of Directors (excluding any Board Designee), such Sponsor shall not and such Sponsor shall cause each of its Affiliates not to, directly or indirectly:
                    (i) acquire or Beneficially Own Voting Stock or authorize or make any offer to acquire Voting Stock, if the effect of such acquisition or offer (if consummated) would be to increase the percentage of the Voting Stock represented by all shares of Voting Stock Beneficially Owned by such Sponsor and its Affiliates to more than 1% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Note);
                    (ii) authorize, commence, encourage, support or endorse any tender offer or exchange offer for shares of Voting Stock;
                    (iii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any Person with respect to the voting of any Voting Stock;
                    (iv) publicly announce or submit to the Company a proposal or offer concerning (with or without conditions) any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets;

                    (v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding, voting or disposing of any securities of the Company (provided that nothing herein shall prohibit the Purchasers and their Affiliates from coordinating, among themselves and transferees, disposition of Securities held by them);
                    (vi) take any action that could reasonably be expected to require the Company or any successor thereto to make a public announcement regarding the possibility of any of the events described in clauses (i) through (v) above;
                    (vii) enter into any arrangements with any third party concerning any of the foregoing; or
                    (viii) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.6.
               (b) The restrictions set forth in Section 5.6(a) will not apply as to a Sponsor and its Affiliates if any of the following occurs (provided that if any event described in this Section 5.6(b) occurs and, during the twelve-month period following such event, none of the transactions described in clauses (ii), (iii) or (iv) of the definition of Designee Termination Date has occurred, then the restrictions set forth in Section 5.6(a) will thereafter resume and continue to apply to KKR if a Board Designee is then serving as a member of the Board of Directors, provided, further, at the time of any such resumption of the restrictions set forth in Section 5.6(a), if the number of shares of Voting Stock then Beneficially Owned by KKR and its Affiliates exceeds 1% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes), neither KKR nor any of its Affiliates shall be required to dispose of any shares of Voting Stock Beneficially Owned by them but, in such event, neither KKR nor any of its Affiliates may then acquire Beneficial Ownership of additional Voting Stock (other than Common Stock received by a Purchaser upon conversion of any Notes) unless the Beneficial Ownership percentage of KKR and its Affiliates would, following such acquisition, be an amount below 1% of the Voting Stock then outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes)):
                    (i) a third party who is not an Affiliate of such Sponsor (a “Third Party”) acquires beneficial ownership of 50% of the outstanding Voting Stock; or
                    (ii) the Company enters into an agreement pursuant to which a Third Party would acquire all or substantially all of the stock or assets of the Company or the Company would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof.

                    (c) Nothing in clause (ii) or clause (v) of Section 5.6(a) shall be construed to prohibit the Board Designee, in good faith and in the performance of his or her duties as a member of the Board of Directors, or the Board Observer, in each case, from confidentially discussing a proposal made by the Company or a Third Party concerning any extraordinary transaction involving the Company or any successor thereto, any Subsidiary or division thereof, or any of their securities or assets, with the Board of Directors and representatives of the Company and its advisors who are involved in the evaluation or execution of any such proposal on behalf of the Company.
                    (d) Notwithstanding Section 5.6(a), upon an increase in the Beneficial Ownership percentage of a Sponsor and its Affiliates to an amount in excess of 1% of the Voting Stock outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes) resulting solely from a repurchase or redemption of Voting Stock by the Company or any similar transaction that reduces the number of outstanding shares of Voting Stock of the Company, neither such Sponsor nor any of its Affiliates shall be required to dispose of any Securities Beneficially Owned by them; provided, however, that in such event, neither such Sponsor nor any of its Affiliates may acquire Beneficial Ownership of additional Voting Stock (other than Common Stock received by a Purchaser upon conversion of any Notes) unless the Beneficial Ownership percentage of such Sponsor and its Affiliates would, following such acquisition, be an amount below 1% of the Voting Stock then outstanding (not including any Common Stock received by a Purchaser upon conversion of any Notes).
                    (e) Each Sponsor agrees that, until the Standstill Termination Date, such Sponsor shall promptly notify the Company of any new acquisition or disposition, or entry into any agreement or arrangement which could reasonably be expected to result in any new acquisition or disposition, of Beneficial Ownership of Voting Stock or Securities by such Sponsor or any of its Affiliates, including the material details thereof.
                    (f) Notwithstanding anything to the contrary provided elsewhere herein, (i) Affiliates of a Sponsor that are not engaged in the private equity business (“Non-Investor Affiliates”) shall not be considered “Affiliates” of such Sponsor for purposes of this Section 5.6 if any actions taken by them are not taken under the direction of such Sponsor or any of its Affiliates (other than Non-Investor Affiliates) or any officer or general partner of such Sponsor or any of its Affiliates (other than Non-Investor Affiliates) and if Confidential Information is not made available to such Non-Investor Affiliates or their Representatives, and (ii) (A) none of the provisions of this Section 5.6 of this Agreement shall in any way limit the activities of Goldman, Sachs & Co. and its Affiliates (other than the PIA Funds), and (B) Goldman, Sachs & Co. and its Affiliates (other than the PIA Funds) may engage in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities with respect to the Company.
          5.7 Use of Proceeds. The Company shall use the proceeds from the sale of the Notes to the Purchasers pursuant to this Agreement solely for the purpose of (i) repurchasing shares of Common Stock; (ii) implementing the Call Option; and (iii) the payment of expenses pursuant to the terms of this Agreement.

     6. Conditions Precedent.
          6.1 Conditions to the Obligation of the Purchasers to Consummate the Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction of the following conditions precedent (provided that if the KKR Purchaser does not consummate the transactions contemplated by the Swap Agreements as of the Closing, it shall be deemed to have assumed all of the obligations of each Bank Purchaser hereunder and each Bank Purchaser shall be deemed to have assigned all of its rights hereunder to the KKR Purchaser and shall be released from all obligations hereunder without payment of penalty to the Company):
               (a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by each Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only to the extent that failure to be true and correct would have a Material Adverse Effect or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).
               (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.
               (c) Each Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.
               (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.
               (e) The Company and the Trustee shall have executed and delivered the Indenture.
               (f) The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).
               (g) The Purchasers shall have received from counsel to the Company, an opinion substantially in the form attached hereto as Exhibit D.
               (h) The Termination and Settlement Agreement shall be in full force and effect.

          6.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to each Purchaser the Notes to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction of the following conditions precedent:
               (a) The representations and warranties contained herein of each Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of a Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).
               (b) Each Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the Closing Date.
               (c) The Company shall have received a certificate, dated the Closing Date, on behalf of each Purchaser, signed by an officer thereof, certifying on behalf of each Purchaser that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.
               (d) The purchase of and payment for the Notes by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.
               (e) The Trustee shall have executed and delivered the Indenture.
               (f) Each Purchaser shall have executed and delivered the Registration Rights Agreement.
               (g) The Termination and Settlement Agreement shall be in full force and effect.
     7. Transfer of the Securities.
          7.1 Transfer Restrictions.
               (a) No Sponsor Purchaser shall sell, assign, pledge, loan, hedge, transfer or otherwise dispose or encumber (collectively, “Transfer”) any of the Securities during the period commencing on the Closing Date and ending twelve months following the Closing Date (such one-year period, the “Restricted Period”), except for Transfers to an Affiliated Entity, in each case that delivers a written instrument to the Company in form and substance reasonably satisfactory to the Company confirming that the transferee is subject to the obligations of this Agreement (including the obligations contained in this Section 7) as if it were the Sponsor Purchaser effecting the Transfer (it being acknowledged and understood that no such Transfer by a Sponsor Purchaser shall relieve such Sponsor Purchaser from its obligations or liabilities pursuant to this Agreement) (a “Permitted Transfer”) and except for the pledge of the Notes pursuant to the Security Agreements and any Transfer pursuant to the exercise by a

Secured Party (as defined in the Security Agreements) of its rights pursuant to the terms of Section 6 of the Security Agreements.
               (b) Following the Restricted Period, no Sponsor Purchaser may Transfer any of the Securities except (1) pursuant to and in compliance with a Sponsor Supported Distribution (as defined in the Registration Rights Agreement), or (2) as to KKR Purchaser, at a time when trades in the Company’s securities are permitted pursuant to Section 7.1(c) below with respect to such KKR Purchaser and in any event for all Sponsor Purchasers only pursuant to (i) a Transfer to the Company, (ii) a Permitted Transfer, (iii) a Transfer to a transferee that is not a Sponsor or an Affiliate of a Sponsor (excluding Goldman, Sachs & Co. or any of its Affiliates acting in their capacity as an underwriter, dealer or broker), pursuant to an effective registration statement under the Securities Act, (iv) a Transfer to a “qualified institutional buyer” that is not a Sponsor or an Affiliate of a Sponsor (excluding Goldman, Sachs & Co. or any of its Affiliates acting in their capacity as an underwriter, dealer or broker) pursuant to Rule 144A under the Securities Act or a Transfer that is otherwise exempt from registration under the Securities Act, or (v) a Transfer to a transferee that is not a Sponsor or an Affiliate of a Sponsor (excluding Goldman, Sachs & Co. or any of its Affiliates acting in their capacity as an underwriter, dealer or broker) pursuant to Rule 144 under the Securities Act or pursuant to Regulation S under the Securities Act and (in the case of (v) only), if requested by the Company, upon delivery by such Sponsor Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. The Company shall not register any Transfer of the Securities in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company to, place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.
               (c) Each of KKR and KKR Purchaser agrees that, until the Policy Termination Date and except as otherwise permitted pursuant to a Sponsor Supported Distribution (as defined in the Registration Rights Agreement) pursuant to the Registration Rights Agreement, it and its Affiliates will be subject to all trading and hedging restrictions to which any affiliate of any Board Designee (or Board Observer) is or would be subject, including the requirements of Section 16(c) of the Exchange Act and the Company’s insider trading policy applicable to non-employee directors; provided that KKR and its Affiliates shall not be required to comply with any restriction on trading of securities of the Company which is added to any policy of the Company by amendment or adoption after the date hereof which would in its practical application discriminatorily affect only KKR and its Affiliates and which is not reasonably supported by a rational legal or business purpose unrelated to the KKR Purchaser’s investment in the Securities (except as may be required by legal or regulatory requirements) other than discriminatory treatment of KKR and its Affiliates. KKR shall cause its Affiliates to comply with the restrictions set forth in this Section 7.1(c) and shall be responsible for any action or inaction by any of its Affiliates that is contrary to the terms of this Section 7.1(c). KKR agrees that it and its Affiliates shall obtain pre-approval of Transfers to the extent required under such policies. The Company will use commercially reasonable efforts to respond as promptly as reasonably practicable to any request for pre-approval of Transfers by KKR and its Affiliates. Notwithstanding anything to the contrary provided herein, Non-Investor Affiliates shall not be considered “Affiliates” for purposes of this Section 7.1(c) if any actions taken by them that would otherwise be prohibited by this Section 7.1(c) are not taken under the direction of KKR or any of its Affiliates (other than Non-Investor Affiliates) or any officer or general partner of KKR or any of its Affiliates (other than Non-Investor Affiliates) and if Confidential Information is not made available to such Non-Investor Affiliates or their Representatives.
               (d) The restrictions set forth in this Section 7.1 shall be in addition to the applicable transfer restrictions or other requirements set forth in the Indenture and the Purchasers acknowledge and agree to be bound thereby.
               (e) No Bank Purchaser shall Transfer any of the Securities except pursuant to a written instruction by the KKR Purchaser (which shall include settlement elections under the Swap Agreements) (a “Transfer Instruction”) or pursuant to a Bank Purchaser Transfer Event or to an Affiliate of such Bank Purchaser. The KKR Purchaser shall not issue or deliver a Transfer Instruction to a Bank Purchaser with respect to any Transfer that would, as to timing, manner of sale or otherwise, not be permitted to be made by KKR or its Affiliates at such time pursuant to this Section 7.1 and will promptly notify the Company of any delivery of a Transfer Instruction to a Bank Purchaser and the terms thereof; provided that nothing in this Section 7.1 shall be deemed to prohibit or restrict the delivery of Notes by any Bank Purchaser to an Affiliated Entity at any time in accordance with Section 7.1(a) hereof and the terms of the Swap Agreements.
               (f) No Bank Purchaser shall knowingly permit any Transfer of ownership of interests in any Securities held in or through a brokerage account with such Bank Purchaser in violation of the restrictions set forth in this Section 7.1 or the Indenture; provided, however, that each Bank Purchaser may rely on written assurances from the KKR Purchaser that any such Transfer is in compliance with this Section 7.1 and the Indenture. Each of the Purchasers acknowledges and agrees that each Bank Purchaser shall promptly provide to the Company all information known to it concerning the ownership of interests in the IAI Global Note (as defined in the Indenture) held in or through any such account by the Sponsor Purchasers (or held by a Bank Purchaser pursuant to the terms of any of the Swap Agreements or the Security Agreements) as the Company may reasonably request and shall promptly provide all material information known to it concerning any transfers thereof promptly following the occurrence of any such transfer (including providing copies of any written assurances referred to in the first sentence of this Section 7.1(f)). Each of the Purchasers agrees that it will provide the Company with all information known to it concerning Beneficial Ownership in Securities of such Purchaser for its account as the Company may reasonably request and will provide the Company with all material information known to it concerning any Transfers thereof promptly following the occurrence of any such Transfer.
     8. Termination.
          8.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Sponsor Purchasers or (b) by either the Company, on the one hand, or the Sponsors, on the other hand, if the Closing shall not have occurred on or prior to 5:00 p.m., New York time, on the tenth day following the date hereof and the party or parties seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its or their obligations under this Agreement.
          8.2 Effect of Termination. In the event of any termination pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, agents or stockholders, with respect to this Agreement, except for liability for any willful breach of this Agreement.
     9. Miscellaneous Provisions.
          9.1 Public Statements or Releases. Promptly following the execution and delivery of this Agreement, the Company and the Sponsors shall issue a joint press release announcing the execution of this Agreement and the Termination and Settlement Agreement, which press release shall be issued pursuant to the terms of such Termination and Settlement Agreement. Except for the issuance of the press release referred to in the preceding sentence, neither the Company nor any Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.
          9.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).
          9.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,
(a)	if to the Company, addressed as follows:
Harman International Industries, Incorporated
1101 Pennsylvania Avenue N.W.

Suite 1010, Washington D.C. 20004
Attention: Chief Executive Officer
Facsimile: (202) 393-2442
with copies to:
Jones Day
222 East 41st Street
New York, NY 10017
Attention: Robert A. Profusek, Esq.
Facsimile: (212) 755-7306
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019-6150
Attention: Joshua R. Cammaker, Esq.
Facsimile: (212) 403-2000
(b)	if to any Purchaser, addressed as set forth in Exhibit A for such Purchaser with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention: David J. Sorkin, Esq.
Facsimile: (212) 455-2502
(c)	if to Sponsors, addressed as follows:
Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, NY 10019
Attention: Christopher Lee
Facsimile: (212) 750-0003
and
GS Capital Partners VI Fund, L.P.
GS Capital Partners VI Parallel, L.P.
GS Capital Partners VI Offshore Fund, L.P.
GS Capital Partners VI GmbH & Co. KG
85 Broad Street
New York, NY 10004
Attention: John Bowman
     Ben Adler
Facsimile: (212) 357-5505
with a copy to:
Simpson Thacher & Bartlett LLP

425 Lexington Ave.
New York, NY 10017
Attention: David J. Sorkin, Esq.
Facsimile: (212) 455-2502
Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.
          9.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.
          9.5 Governing Law.
               (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
               (b) The Company and each of the Purchasers hereby irrevocably and unconditionally:
                    (i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York;
                    (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;
                    (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.3 or at such other address of which the other party shall have been notified pursuant thereto;
                    (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;
                    (v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by Law;
                    (vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and
                    (vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.
          9.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
          9.7 Expenses; Indemnification.
               (a) Each of the Company and the Purchasers shall be responsible for their own expenses incurred in connection with the proposed investment by Sponsors and their Affiliates in the Company.
               (b) The Company agrees to hold harmless and indemnify each Purchaser and such Purchaser’s Affiliates and any officer, director, partner, employee or agent of such Purchaser or such Purchaser’s Affiliates and any Person controlling such Purchaser or such Purchaser’s Affiliates (collectively, the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses (each a “Loss” and collectively, the “Losses”) whatsoever (including reasonable expenses incurred in preparing or defending against any litigation or proceeding, commenced or threatened, or any claims whatsoever whether or not resulting in any liability) imposed on or incurred by any Indemnified Person, to the extent that such Loss results from any claim or cause of action brought by or on behalf of a Company stockholder alleging that the execution, delivery or performance of this Agreement or the Termination and Settlement Agreement breaches the fiduciary duties of the Company’s directors, or that any Indemnified Person induced any such breach of fiduciary duty or was an aider and abettor or conspirator or otherwise responsible therefor; provided that the foregoing indemnity as to any Indemnified Person shall not extend to any Loss resulting from or arising out of or which would not have occurred but for one or more of the following: (i) any representation or warranty by such Indemnified Person in this Agreement being incorrect in any material respect; (ii) the failure by such Indemnified Person to perform or observe any agreement, covenant or condition in this Agreement or any of the Transaction Agreements applicable to it (except to the extent such failure was caused directly by the failure of the Company to perform any obligation under this Agreement or any of the Transaction Agreements); or (iii) the willful misconduct or the gross negligence of such Indemnified Person (or any of its Affiliates), other than any Loss arising out of or resulting from actions performed at the request of, with the consent of, or in conformity with actions taken or omitted to be taken by, the Company.

          9.8 Assignment. Except for the assumption of obligations of a transferee pursuant to a Permitted Transfer or pursuant to the proviso contained in Section 6.1, none of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the (x) Company and (y) Sponsors. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.
          9.9 Confidential Information. The Purchasers acknowledge that they have been, and from time to time hereafter, may be given, access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for any Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or its Affiliates, subsidiaries or franchisees in violation of this Section 9.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchasers on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to the Purchasers (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, the Company or any of its Subsidiaries or any of its representatives, (iii) is already in the Purchasers’ possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company, or (iv) is independently developed by the Purchasers without violating any of the confidentiality terms herein. Each Purchaser agrees (i) except as required by law (including any stock exchange rule or similar requirement) or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Common Stock into which the Notes are convertible) and to cause those Representatives to observe the terms of this Section 9.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Notes (or the Common Stock into which the Notes are convertible). For the avoidance of doubt, all information received by the Sponsors prior to the date hereof that is “Evaluation Material” under the terms of that certain confidentiality agreement, dated as of February 9, 2007, by and between KKR and the Company, as the same may be amended or modified from time to time, including pursuant to the following sentence of this Section 9.9 (the “Confidentiality Agreement”), shall be deemed Confidential Information for purposes of this Section 9.9. The Company and KKR hereby agree that the Confidentiality Agreement is hereby amended to delete in its entirety numbered paragraph 7 of such Confidentiality Agreement.

          9.10 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.
          9.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          9.12 Entire Agreement; Amendments. This Agreement, the Registration Rights Agreement, the Termination and Settlement Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the parties hereto; provided that, notwithstanding the foregoing, this Agreement may be amended from time to time without the consent of any other party to include a transferee in a Permitted Transfer as a party and a signatory hereto pursuant to Article 7 of this Agreement.
          9.13 Survival. The representations and warranties contained in this Agreement shall terminate upon the first to occur of the Closing or the termination of this Agreement pursuant to Section 8.1 hereof.
[Remainder of the Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Sidney Harman
Name: Sidney Harman
Title: Executive Chairman

[Signature Page-Note Purchase Agreement]

PURCHASERS:
KKR I-H LIMITED

By:	/s/ Brian F. Carroll

	Name:	Brian F. Carroll
	Title:	Director

GS CAPITAL PARTNERS VI PARALLEL, L.P.
	By:	GS Advisors VI, L.L.C., its General Partner

By:	/s/ Katherine B. Enquist

	Name:	Katherine B. Enquist
	Title:	Managing Director

GS CAPITAL PARTNERS VI GMBH & CO. KG
	By:	GS Advisors VI, L.L.C., its Managing Limited Partner

By:	/s/ Katherine B. Enquist

	Name:	Katherine B. Enquist
	Title:	Managing Director

GS CAPITAL PARTNERS VI FUND, L.P.
	By:	GS Advisors VI, L.L.C., its General Partner

By:	/s/ Katherine B. Enquist

	Name:	Katherine B. Enquist
	Title:	Managing Director

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.
	By:	GS VI Offshore Advisors, L.L.C., its General Partner

By:	/s/ Katherine B. Enquist

	Name:	Katherine B. Enquist
	Title:	Managing Director
[Signature Page-Note Purchase Agreement]

CITIBANK, N.A.
By:	/s/ Herman Hirsch
	Name:	Herman Hirsch
	Title:	Authorized Representative

[Signature Page-Note Purchase Agreement]

HSBC USA, INC.
By:	/s/ Albert Yu
	Name:	Albert Yu
	Title:	Managing Director

[Signature Page-Note Purchase Agreement]

KKR:
SOLELY FOR PURPOSES OF ARTICLE 1, SECTIONS 4.6, 5.5, 5.6 AND 7.1 AND ARTICLE 9 HEREOF,

KOHLBERG KRAVIS ROBERTS & CO. L.P.
By: KKR & Co LLC

By:	/s/ Brian F. Carroll

Name: Brian F. Carroll
Title: Member
[Signature Page-Note Purchase Agreement]

EXHIBIT A
Purchasers

Principal Amount
Purchaser Name and Address	of Notes to be Purchased
KKR I-H Limited	$171,428,000.00
Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street New York, NY 10019 Attention: Christopher Lee Facsimile: (212) 750-0003

GS Capital Partners VI Fund, L.P.	$26,674,000.00
85 Broad Street New York, NY 10004 Attention: John Bowman and Ben Adler Facsimile: (212) 357-5505

GS Capital Partners VI Parallel, L.P.	$7,335,000.00
85 Broad Street New York, NY 10004 Attention: John Bowman and Ben Adler Facsimile: (212) 357-5505

GS Capital Partners VI Offshore Fund, L.P.	$22,187,000.00
85 Broad Street New York, NY 10004 Attention: John Bowman and Ben Adler Facsimile: (212) 357-5505

GS Capital Partners VI Gmbh & Co. KG	$948,000.00
85 Broad Street New York, NY 10004 Attention: John Bowman and Ben Adler Facsimile: (212) 357-5505

Citibank, N.A	$85,714,000.00
333 West 34th Street, 2nd Floor New York, NY 10001 Attention: Confirmations Unit Facsimile: (212) 615-8985

HSBC USA, Inc.	$85,714,000.00
Attention: Facsimile:
TOTAL	$400,000,000.00